CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-238038) on Form S-8 of First Horizon Corporation Savings Plan of our report dated June 27, 2024, with respect to the statements of net assets available for benefits of First Horizon Corporation Savings Plan as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of First Horizon Corporation Savings Plan.

/s/ Mayer Hoffman McCann P.C.
Memphis, Tennessee
June 27, 2024